Exhibit 99.1

RIVER ROCK ENTERTAINMENT AUTHORITY PROVIDES UPDATE
REGARDING ALCOHOL LICENSE APPLICATION

Geyserville, CA. September 15, 2004 – The River Rock Entertainment Authority (the “Authority”), the operator of the River Rock Casino in Sonoma County, California, today announced that the California Department of Alcohol Beverage Control (the “Department”) has decided to recommend the denial of the Authority’s alcohol license application.

The Authority will file a petition and request a hearing before an administrative law judge to contest the Department’s denial. The Authority believes it is in compliance with all applicable safety codes required to obtain an alcohol license and intends to vigorously pursue all remedies available to it to obtain such a license.

“Though disappointed by the Department’s decision, we are confident that we ultimately will secure a license to serve alcohol in our gaming facility,” said Douglas Searle, CEO of the River Rock Casino. “We believe we are in compliance with the law and all safety codes, and like any other establishment that rightfully obtains a liquor license, our casino should be no exception.”

River Rock Entertainment Authority

We are a Tribal governmental instrumentality of the Dry Creek Rancheria Band of Pomo Indians (the “Tribe”), a federally recognized Indian tribe. The Tribe has approximately 800 enrolled members and an approximately 75-acre reservation in Sonoma County, California. We own and operate the River Rock Casino, a 68,000 square foot facility which is on the reservation and overlooks the scenic Alexander Valley, 75 miles north of San Francisco. River Rock Casino features 35,500 square feet of gaming space containing 1,600 slot and video poker machines, as well as two full-service restaurants.

Forward-Looking Statements

This release contains certain “forward-looking statements” within the meaning of the Unites States Private Securities Litigation Reform Act of 1995. Whenever you read a statement that is not simply a statement of historical fact (such as when we describe what we “believe,” “expect” or “anticipate” will occur and other similar statements), you must remember that our expectations may not be correct, even though we believe they are reasonable. We do not guarantee that the transactions and events described in this press release will happen as described (or that they will happen at all). You should read this press release completely and with the understanding that actual future results may be materially different from what we expect. We will not update these forward-looking statements, even though our situation will change in the future.

Whether actual results will conform to our expectations and predictions is subject to a number or risks and uncertainties, including:

•	Disruptions caused by the construction activities for the parking structures and related infrastructure improvements
•	Our financial performance
•	Our dependence on a single gaming site
•	Our levels of leverage and ability to meet our debt service and other obligations
•	General local, domestic and global economic conditions
•	Changes in federal or state tax laws or regulations, including the Compact

•	Maintenance of licenses required under gaming laws and regulations and construction permits and approvals required under applicable laws and regulations; and
•	Development of new competitive gaming properties.

Contact:
Douglas Searle, Chief Executive Officer
River Rock Entertainment Authority
(707) 857-2702